Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000

CBIZ REACHES SETTLEMENT AGREEMENT WITH UPMC

CLEVELAND (June 30, 2021) – CBIZ, Inc. (NYSE: CBZ) (“the Company”), a leading provider of financial, insurance and advisory services, today announced an agreement to settle the previously disclosed University of Pittsburgh Medical Center (“UPMC”) and UPMC Altoona v. CBIZ, Inc., CBIZ Benefits & Insurance Services, Inc. (“CBIZ Benefits”), and Jon S. Ketzner lawsuit filed in the U.S. District Court for the Western District of Pennsylvania. The case was brought in connection with actuarial services provided by a former employee and relates to a transaction that occurred eight years ago. Plaintiffs sought compensatory damages of between $124 million and $266 million, plus interest and punitive damages.

Under the terms of the settlement, CBIZ will pay a one-time total settlement amount of $41.5 million, the impact of which will be mitigated by available errors and omissions insurance proceeds and applicable reserves of approximately $11.1 million. After taking into account insurance and reserves, the Company expects to record a one-time after-tax charge to earnings of approximately $22.8 million that will impact 2021 second-quarter and full-year diluted earnings per share by approximately $0.42. The Company will provide more detail in its upcoming second-quarter and first-half 2021 earnings release and conference call, which are expected to occur July 29, 2021.

The settlement does not constitute an admission of liability, culpability, negligence, or wrongdoing on the part of CBIZ. CBIZ believes the settlement is in the best interests of the Company and its shareholders. The settlement reflects the Company’s desire to forgo further litigation uncertainty, risk, expense, and potential damages, and to eliminate further distraction from business focus associated with continuing lengthy and complex litigation and appeals.

Jerry Grisko, President and Chief Executive Officer of CBIZ, commented, "We are pleased to have the risk and uncertainty of this lawsuit behind us and to focus our time, attention and resources on opportunities to continue to build and support our team, serve our clients and invest in initiatives to accelerate the growth of our business. As of the end of May, our business continues to perform very well with earnings in line with expectations (aside from the impact of this settlement), strong cash flows, and a healthy balance sheet. After payment of this settlement, the unused capacity on our $400 million credit facility will be approximately $200 million. Our strong and steady cash flow and access to borrowing provide us with more than sufficient capital to support ongoing operations, fund foreseeable acquisitions and continue with planned share

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

repurchases. We look forward to providing further details and updates on our upcoming second-quarter earnings release and conference call.”

Forward-Looking Statements
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the impact of COVID-19 on the Company’s business and operations and those of our clients; the Company’s ability to adequately manage and sustain its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting the Company’s insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission at www.sec.gov.

About CBIZ
CBIZ, Inc. is a leading provider of financial, insurance and advisory services to businesses throughout the United States. Financial services include accounting, tax, government health care consulting, transaction advisory, risk advisory, and valuation services. Insurance services include employee benefits consulting, retirement plan consulting, property and casualty insurance, payroll, and human capital consulting. With more than 100 Company offices in 31 states, CBIZ is one of the largest accounting and insurance brokerage providers in the U.S. For more information, visit www.cbiz.com.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz